Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES 13 PERCENT INCREASE IN RESERVES

DENVER, February 16, 2006. Western Gas Resources, Inc. (“Western”) (NYSE:WGR) today announced that proved reserves at December 31, 2005 increased approximately 13 percent to 921 billion cubic feet of gas equivalents (“Bcfe”). The Company replaced 275 percent of 2005 production of 63 Bcfe. Net production increased 14 percent in 2005 from the prior year. Reserves increased 173 Bcfe before production and divestures. Rocky Mountain natural gas reserves represent 100 percent of the proved reserve base. The Company drilled or participated in 1,154 gross wells (532 net wells) in 2005, a 36 percent increase above the prior year. Ninety-nine percent of the wells were successful. At year-end, 43 percent of reserves were proved developed. The above results are based on a full independent reserve report prepared by Netherland, Sewell & Associates, Inc. (“NSAI”). At December 31, 2005 the pretax present value of the reserves discounted at ten percent was $2.2 billion, based on year-end NYMEX prices of $10.08 per thousand cubic feet (Mcf) of gas and $61.00 per barrel of oil, adjusted for regional pricing differentials and existing hedging positions.

In addition to the proved reserves, NSAI estimates the Company has approximately three trillion cubic feet of gas equivalents (“Tcfe”) of probable and possible reserves per the 2005 reserve report by NSAI.

The 2005 finding and development costs were approximately $1.26 per thousand cubic feet equivalents (“Mcfe”) based on estimated capital expenditures of $218 million for drilling and completion expenses in 2005. Including approximately $30 million of capital expenditures for exploration, leasing and acquisitions, all-in 2005 finding and development costs were $1.43 per Mcfe. After additions to leasehold in several new unconventional gas plays during 2005, as of January 31, 2006, the Company now owns over 1.69 million net acres in eleven gas producing basins, primarily in the Rocky Mountain region.

In the Powder River Basin Coal Bed Methane (“CBM”) fairway, net production was 42 billion cubic feet (“Bcf”) in 2005 and averaged 115 million cubic feet per day (“MMcfd”), a slight increase from 2004. During 2005, a total of 882 gross CBM wells were drilled by Western and its co-developer, a majority of which are dewatering or awaiting hookup. As of January 31, 2006, the Company controlled approximately 523,000 net acres in the Powder River Basin CBM development.

Proved reserves at year-end 2005 in the Powder River CBM play are 339 Bcf. Reserves increased 73 Bcf before production and divestures. Probable and possible reserves were approximately two Tcf in the Powder River Basin CBM play according to the year-end 2005 NSAI reserve report. The reserve report does not consider probable and possible reserves from the recently announced purchase of CBM properties. Proved reserves at December 31, 2005 included 266 Bcf from the Big George and related coals, a 49 percent increase from year-end 2004. As of the first week of February 2006, the Company’s gross production from the Big George fairway was 164 MMcfd from eight development areas. Industry-wide Big George coal production was approximately 311 MMcfd as of November 2005 per the State of Wyoming, representing an estimated 75 percent growth rate during the previous 12 months. The Company currently has 1,054 Big George wells that are producing commercial quantities of gas. An additional 492 Big George wells are dewatering and 807 Big George wells have been drilled and are in various stages of completion and hook-up in preparation for production.

The Company expects to drill or participate in over 900 gross wells in the Powder River Basin CBM development in 2006, including 800 gross wells in the Big George fairway.

In the Greater Green River Basin, dominated by the Pinedale Anticline, net production was 17 Bcfe in 2005 and averaged 46 million cubic feet equivalent per day (“MMcfed”), a 32 percent increase from 2004. In 2005, the Company participated in 110 gross wells in the Pinedale Anticline and Jonah Field. The Company also drilled five gross wells in the Sand Wash Basin in northwest Colorado and two gross exploratory wells in the Washakie and Red Desert Basins in the eastern Greater Green River Basin. The Company controls approximately 157,000 net acres in the Greater Green River Basin, including 23,000 net acres in the area of the prolific Pinedale Anticline and Jonah Field.

Proved reserves in the Greater Green River Basin increased 16 percent to 554 Bcfe, including 529 Bcfe in the Pinedale Anticline and Jonah Field. Reserves increased 94 Bcfe before production. The recent NSAI reserve report includes 14 Bcfe of proved reserve additions from the first partial booking of potential 10-acre locations on the Pinedale Anticline. The reserve report estimates approximately 900 Bcfe of net probable and possible reserves in the Pinedale Anticline and Jonah fields, a 162 percent increase from the prior year. The probable and possible reserves include only some of the additional potential 10-acre locations on the Pinedale Anticline and 5-acre locations in Jonah Field.

The Company plans on participating in 132 new gross wells on the Pinedale Anticline and Jonah Field in 2006. Additionally, the Company expects to drill eight gross wells in the Sand Wash Basin and six gross wells in the Washakie and Red Desert Basins.

Leasehold in the San Juan Basin is approximately 26,000 net acres, which the Company is actively developing. Proved reserves are 28 Bcfe, probable and possible reserves are 22 Bcfe and total net production was four Bcfe. The Company plans to drill 13 gross wells and recomplete 60 wells in 2006.

In early 2005, the Company opened an office in Calgary with an experienced team of geologists and engineers to pursue unconventional gas projects in the Western Sedimentary Canadian Basin. Western acquired 39,000 net acres and drilled 21 wells in two areas. Based on initial testing, the Company plans to drill another 60 wells in 2006 and continue to negotiate on additional projects. The Company expects commercial production and reserve bookings in 2006 from Canadian operations.

CEO Comments. Peter Dea, Chief Executive Officer and President, commented, “Western has delivered another year of double-digit production and reserve growth from our deep inventory of low risk resource plays. The trend of industry-wide cost escalation pushed our costs upward, although finding and development costs remained substantially below industry averages. Our resource potential grew in several basins positioning our shareholders for growth in future years.”

Earnings Release. Western invites you to participate in its fourth quarter and year-end 2005 earnings conference call on February 23, 2006 at 9:30 a.m. (Mountain Time) by dialing (913) 981-4905. Please dial in five to ten minutes before the start of the call. A replay of the conference call will be available through midnight, March 1, 2006 by dialing (719) 457-0820 (passcode 8124566). The live conference call may also be accessed on the Internet by logging onto Western’s Web site at www.westerngas.com. Select Investor Relations, then the Webcasts and Presentations option on the menu. Log on at least ten minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay of the call will also be available on the Web site through March 31, 2006.

Company Description. Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer. The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western’s web site at www.westerngas.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding production, new well locations, reserves and capital expenditures. Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially. These risks and uncertainties include, among other things, changes in natural gas and NGL prices, the timeliness of federal and state permitting activity, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity and other factors as discussed in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. Reserve estimates are also subject to numerous uncertainties inherent in the estimation of quantities of proved and probable reserves, the projection of future rates of production and the timing of development expenditures. The accuracy of these estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates are imprecise and should be expected to change as additional information becomes available. Estimates of economically recoverable reserves and of future net cash flows prepared by different engineers or by the same engineers at different times may vary substantially. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimates of future net revenues from proved reserves and the present value of those reserves are based upon certain assumptions about production levels, prices and costs, which may not be correct. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603
e:mail: rwirth@westerngas.com